Exhibit 99.1

Banks.com, Inc. Receives Compliance Notice from the NYSE Amex LLC

SAN FRANCISCO – June 24, 2011 – Banks.com, Inc. (NYSE Amex: BNX), announced today that it received notice from the NYSE Amex LLC (“NYSE Amex” or the “Exchange”) on June 20, 2011 indicating that Banks.com, Inc. (“Banks.com” or the “Company”) is not in compliance with Section 1003(f)(v) of the Exchange’s Company Guide (the “Company Guide”) in that the Exchange is concerned that, as a result of its low selling price over the last thirty trading days, Banks.com’s common stock may not be suitable for auction market trading. Therefore, the Company’s continued listing is predicated on it effecting a reverse stock split of its common stock within a reasonable period of time, which the Exchange has determined to be no later than November 18, 2011. In setting this truncated deadline for compliance, the Exchange applied Section 1009(h) of the Company Guide, which provides that the Exchange may truncate the continued listing evaluation and follow-up procedures if a company, within 12 months of the end of a plan period, is again determined to be below continued listing standards.

The Company previously reported its receipt of a similar notice from the Exchange on September 17, 2009, of a continued listing deficiency due to the Company’s non-compliance with Section 1003(f)(v) of the Company Guide. The Company’s plan period with respect to the foregoing notice ended on October 14, 2010. On October 6, 2010, the Exchange notified the Company that the continued listing deficiency described in the Exchange’s letter of September 17, 2009 had been resolved, but the Company’s continued listing eligibility would be assessed on an ongoing basis and the Company had become subject to the provisions of Section 1009(h) of the Company Guide, which states that if the Company, within 12 months of the end of the plan period, is again determined to be below continued listing standards, the Exchange will review the circumstances and take appropriate action, which may include truncating the continued listing evaluation and follow-up procedures or immediately initiating delisting proceedings.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and may include statements regarding acquisitions, business estimates, future contracts, future financial performance and results of operations, including cost of revenues, operating expenses, interest expense, net loss and cash flow. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. Additional information concerning risks and uncertainties that may cause actual results to differ materially from those projected or suggested in the forward-looking statements may be found in Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed with the U.S. Securities and Exchange Commission.

About Banks.com

Banks.com, Inc. owns and operates internet media properties including: banks.com, irs.com, filelater.com and mystockfund.com. Our properties provide users with finance-related content and services and vendors with targeted online advertising opportunities. Through banks.com, we provide access to current financial content, including financial news, business articles, interest rates, stock quotes and financial calculators. We also provide users access to tax related services including online tax preparation through irs.com, online tax extensions through filelater.com, and online stock brokerage services through mystockfund.com. In addition to banks.com, it operates other search related websites including look.com.

Contact Information:

Daniel O’Donnell

President and Chief Executive Officer

Banks.com, Inc.

415-962-9700